                                                                     EX99.9(A)1
                   FIRST COMMONWEALTH FINANCIAL CORPORATION
                          Offer to Purchase for Cash
                         Up to 2,000,000 Shares of its
                    Common Stock, Par Value $1.00 Per Share
                   At a Purchase Price Not Less Than $23.00
                       Nor in Excess of $26.00 Per Share

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
        5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999
                         UNLESS THE OFFER IS EXTENDED.

     First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Company"), offers to purchase from its shareholders up to 2,000,000 shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price, net to the seller in cash, without interest thereon, of not less than $23.00 nor in excess of $26.00 per Share as specified by each tendering shareholder, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not less than $23.00 nor in excess of $26.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into consideration the number of Shares so tendered and the prices specified by the tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 2,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices of not less than $23.00 nor in excess of $26.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. All Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

                               ---------------
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

                               ---------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the certificates representing Shares to be tendered to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares. SHAREHOLDERS WHO DESIRE TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER BY THE EXPIRATION DATE MUST TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH UNDER "SECTION 3--PROCEDURE FOR TENDERING SHARES."

     SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

THE  BOARD OF DIRECTORS  OF THE  COMPANY HAS  UNANIMOUSLY APPROVED THE  OFFER.
 NEITHER THE COMPANY  NOR ITS BOARD OF DIRECTORS  MAKES ANY RECOMMENDATION TO
  ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER
   SHARES  AND,  IF SO,  HOW  MANY  SHARES TO  TENDER  AND  AT WHAT  PRICE.
    EMPLOYEES, DIRECTORS AND EXECUTIVE OFFICERS MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS.

            The Dealer Manager/Information Agent for the Offer is:

                         KEEFE, BRUYETTE & WOODS, INC.

             The date of this Offer to Purchase is August 31, 1999

     As of August 18, 1999, the Company had issued and outstanding 30,991,646 Shares, and had reserved 897,756 Shares for issuance upon exercise of currently exercisable stock options under the Company's Incentive Stock Option Plan. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 6.5% of the Shares then outstanding. The Shares are traded on the New York Stock Exchange. The Shares trade under the symbol "FCF." On August 25, 1999, the closing price of the Shares as reported on the New York Stock Exchange was $23.625 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase, and such copies will be furnished promptly at the Company's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
INTRODUCTION..............................................................   1
  1.  NUMBER OF SHARES; PRORATION.........................................   2
  2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.........................   3
  3.  PROCEDURE FOR TENDERING SHARES......................................   3
  4.  WITHDRAWAL RIGHTS...................................................   7
  5.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE......   7
  6.  CERTAIN CONDITIONS OF THE OFFER.....................................   8
  7.  PRICE RANGE OF SHARES; DIVIDENDS....................................  10
  8.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..................  11
  9.  CERTAIN INFORMATION CONCERNING THE COMPANY..........................  12
  10.  SOURCE AND AMOUNT OF FUNDS.........................................  21
  11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
       ARRANGEMENTS CONCERNING SHARES.....................................  21
  12.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
       THE EXCHANGE ACT...................................................  23
  13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS........................  23
  14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................  24
  15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS................  27
  16.  FEES AND EXPENSES..................................................  27
  17.  ADDITIONAL INFORMATION.............................................  28
  18.  MISCELLANEOUS......................................................  28

To the Holders of Shares of Common Stock of First Commonwealth Financial
Corporation:

                                 INTRODUCTION

      First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Company" or "FCF"), offers to purchase from its shareholders up to 2,000,000 shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price, net to the seller in cash, without interest thereon, of not less than $23.00 nor in excess of $26.00 per Share as specified by each tendering shareholder, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

      The Company will determine a single per Share price (not less than $23.00 nor in excess of $26.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 2,000,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices of not less than $23.00 nor in excess of $26.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

      THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

      If more than 2,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares first from shareholders who owned beneficially as of the close of business on August 25, 1999, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares at or below the Purchase Price, and then on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price. See Sections 1 and 2. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay the expenses of Keefe, Bruyette & Woods, Inc. (the "Dealer Manager/Information Agent") and The Bank of New York (the "Depositary") incurred in connection with the Offer (other than the fees and expenses of Keefe, Bruyette & Woods, Inc.'s legal counsel). See Section 16. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 14.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS.

      The Shares are traded on the New York Stock Exchange. The Shares trade under the symbol "FCF." On August 25, 1999 the closing price of the Shares on the New York Stock Exchange was $23.625 per Share. See Section 7. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent at:

           Dealer Manager                           Information Agent
    Keefe, Bruyette & Woods, Inc.             Keefe, Bruyette & Woods, Inc.
       Two World Trade Center                     211 Bradenton Avenue
             85th Floor                          Dublin, Ohio 43017-3541
         New York, NY 10048                     Toll free: (877) 298-6520
      Toll free: (800) 966-1559

                        1. NUMBER OF SHARES; PRORATION

      Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 2,000,000 Shares that are validly tendered on or prior to the Expiration Date (as defined below) (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) of not less than $23.00 nor in excess of $26.00 per Share. The later of 5:00 p.m., New York City time, on September 29, 1999 or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration. The proration period expires on the Expiration Date.

      The Company will determine the Purchase Price taking into consideration the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 2,000,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices of not less than $23.00 nor in excess of $26.00 per Share) pursuant to the Offer. Subject to Section 15, the Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer, but does not currently plan to do so. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

      In accordance with Instruction 5 of the Letter of Transmittal, each shareholder who wishes to tender Shares must specify the price (not less than $23.00 nor in excess of $26.00 per Share) at which such shareholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not less than $23.00 nor in excess of $26.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

      Upon the terms and subject to the conditions of the Offer, if 2,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

          (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on August 25, 1999 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal; and

          (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

      If proration of tendered Shares is required, (i) because of the difficulty in determining the number of Shares validly tendered and (ii) as a result of the "odd lot" procedure described in Section 2, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares also may obtain such preliminary information from the Dealer Manager/Information Agent.

      As described under "Section 14--Certain Federal Income Tax
Consequences," the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares.

      The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

      All Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on August 25, 1999, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares, will be accepted for purchase before proration, if any, of other tendered Shares. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, a shareholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

      As of August 18, 1999, there were approximately 12,700 holders of record of Shares. Approximately 2,200 of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 110,500 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to determine the exact number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any shareholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal.

      The special odd lot purchase rules described above do not apply to any Shares held in the Company Employee Stock Ownership Plan ("ESOP") and the Company 401(k) Plan ("401(k) Plan").

                       3. PROCEDURE FOR TENDERING SHARES

      To tender Shares validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), or (iii) the tendering shareholder must comply with the guaranteed delivery procedure described below, in each case on or prior to the Expiration Date.

      IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A SHAREHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.50) AT WHICH SUCH SHARES ARE BEING TENDERED.

      Shareholders wishing to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED.

      In addition, holders of odd lots who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment described in Section 2.

      The Depositary will establish an account with respect to the Shares at the Depository Trust Company ("DTC") (hereinafter referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, or an Agent's Message (as defined below), together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. Delivery of required documents to the Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Depositary and will not constitute a valid tender.

      The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

      Except as set forth below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for the purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

      If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered) and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

          (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

      THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

      TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS (AS DEFINED IN SECTION 14) MUST SUBMIT A PROPERLY COMPLETED FORM W-8 (WHICH MAY BE OBTAINED FROM THE DEPOSITARY) IN ORDER TO PREVENT BACKUP WITHHOLDING. IN GENERAL, BACKUP WITHHOLDING DOES NOT APPLY TO CORPORATIONS OR TO FOREIGN SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN
SECTION 14). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHAREHOLDERS, SEE SECTION 14. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

      As of August 18, 1999, a total of 54,763 shares were held in the 401(k) Plan, all of which were allocated to participant accounts, and 1,184,603 shares were held by the ESOP, of which 819,295 were allocated to participant accounts. Shares allocated to participants' accounts will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder ("ERISA"), be tendered by the trustees of the ESOP and the 401(k) Plan according to the instructions of participants. The trustees will make available to the participants whose accounts hold allocated Shares all documents furnished to shareholders of the Company in connection with the Offer generally and will provide additional information in separate letters with respect to the operations of the Offer to the participants. Each such participant also will receive a form upon which the participant may instruct the trustees regarding the Offer. Each participant may direct that all or some of the Shares allocated to the participants' accounts be tendered. Participants also will be afforded withdrawal rights. See "Section 4--Withdrawal Rights."

      Each of the ESOP trustee and the 401(k) Plan trustee will aggregate by price all tenders received by it at such price and will execute a Letter of Transmittal on behalf of all beneficiaries under the ESOP and 401(k) Plan, respectively, who desire to tender at such price. DELIVERY OF A LETTER OF TRANSMITTAL BY A

SHAREHOLDER OF SHARES HELD IN THE ESOP OR 401(k) PLAN DOES NOT CONSTITUTE PROPER TENDER OF SUCH SHARES. PROPER TENDER OF SUCH SHARES CAN ONLY BE MADE BY THE APPLICABLE TRUSTEE WHO IS THE RECORD OWNER OF SUCH SHARES.

      If a shareholder desires to tender Shares not held in the ESOP or 401(k) Plan, as well as Shares held in the ESOP or 401(k) Plan, such shareholder must properly complete and duly execute a Letter of Transmittal for the Shares not held in the ESOP or 401(k) Plan and deliver such Letter of Transmittal to the Depositary. Such shareholder should also follow the directions above for tendering Shares held in the ESOP or 401(k) Plan. The ESOP trustee and 401(k) Plan trustee cannot include non-ESOP Shares or non-401(k) Plan Shares in their Letter(s) of Transmittal.

      Under ERISA the Company will be prohibited from purchasing any Shares from the ESOP and the 401(k) Plan (including Shares allocated to the accounts of participants) if the Purchase Price is less than the prevailing market price of the Shares on the date the Shares are accepted for payment pursuant to the Offer. If Shares tendered from the ESOP and the 401(k) Plan would have been accepted pursuant to the terms of the Offer except for this prohibition, such Shares shall automatically be deemed to be withdrawn.

      Shareholders who participate in the Company's Dividend Reinvestment Plan who want to tender Shares under that plan should mark the appropriate box on the Letter of Transmittal and follow the relevant instructions therein.

      It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or
(y) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

      All questions as to the Purchase Price, the form of documents, the number of Shares to be accepted and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived to the Company's satisfaction. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

      CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE) AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE PROPERLY TENDERED.

                             4. WITHDRAWAL RIGHTS

      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, October 27, 1999, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in purchasing Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

      Tenders of Shares made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, New York City time, October 27, 1999, unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective, a shareholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at its address set forth on the back cover page of this Offer to Purchase, which notice must contain: (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn (including the number of Shares being withdrawn); (C) the certificate numbers shown on the particular certificates evidencing such Shares; (D) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee (if such original signature was guaranteed)); and (E) if such Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. A withdrawal prior to the Expiration Date must be made by a notice of withdrawal delivered to the Depository prior to the Expiration Date.

      A shareholder of Shares held with the Book-Entry Transfer Facility must call such shareholder's broker and instruct such broker to withdraw such tender of Shares and instruct such broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary on or before the Expiration Date. A purported notice of withdrawal which lacks any of the applicable required information noted above will not be an effective withdrawal of a tender previously made.

      Any permitted withdrawals of tenders of Shares may not be rescinded, and any Shares so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that Shares withdrawn prior to the Expiration Date may be re-tendered by following the procedures for tendering prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager/Information Agent, the Depositary, or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

       5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

      Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into consideration the number of Shares tendered and the prices specified by tendering shareholders, announce the Purchase Price, and (subject to the proration provisions of the Offer) accept for payment and pay the Purchase Price for Shares validly tendered and not withdrawn at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery an Agent's Message, and any other required documents.

      For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven (7) New York Stock Exchange trading days after the Expiration Date. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

      Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as promptly as practicable following the Expiration Date without expense to the tendering shareholder.

      Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

      The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or a portion of the Shares delivered (whether in certificated form or by book entry) but not tendered or not purchased are to be registered in the name of any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal (unless such person is signing in a representative or fiduciary capacity), the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, A FORM W-8) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

                      6. CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares tendered) the acceptance for payment of Shares tendered, if at any time after August 31, 1999 and at or before the Expiration Date any of the following shall have occurred (or shall have been determined by the Company to have occurred) which, in the

Company's judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it undesirable or inadvisable to proceed with the Offer or acceptance of Shares for purchase or payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group (within the meaning of Section 13(d)(3) of the Exchange Act);

          (e) (i) any entity, group (as that term is used in Section 13(d)(3) of the Exchange Act), or person (other than entities, groups or persons, if any, who have filed with the Securities and Exchange Commission (the "Commission") on or before August 31, 1999, a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or (ii) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares; or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 reflecting an intent to acquire the Company or any of its Shares;

          (f) there shall have occurred any event or events that has resulted, or may in the sole judgment of the Company result, directly or indirectly, in an actual or threatened change in the business, assets, liabilities, condition (financial or other), income, operations, stock ownership, capital structure or prospects of the Company and its subsidiaries; or

          (g) any change in the general political, market, economic or financial conditions in the United States or abroad that in the Company's opinion has or may have a material adverse effect with respect to the Company's business, operation or prospects, or the trading in the securities of the Company or any decline in either the Dow Jones Industrial Average or Standard & Poor's 500 Composite Stock Price Index by an amount in excess of 10% as measured from the close of business on August 31, 1999.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

      Acceptance of Shares validly tendered in the Offer is subject to the condition that, as of the Expiration Date, and after giving pro forma effect to the acceptance of Shares validly tendered, the Company would continue to have at least 300 shareholders of record and the Shares would remain listed for quotation on the New York Stock Exchange. This condition may not be waived.

      The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

                      7. PRICE RANGE OF SHARES; DIVIDENDS

      The Shares are listed and principally traded on the NYSE under the symbol "FCF." The following table sets forth the high and low sales prices, and dividends declared, for the shares as reported on the New York Stock Exchange for the periods indicated.

                                                                      Dividends
                                                   High      Low      Declared
                                                   ----      ----     ---------
   Fiscal 1997
     1st Quarter.................................. $18 7/8   $17 1/8    $0.20
     2nd Quarter..................................   23       17 1/2     0.20
     3rd Quarter..................................   22       19 9/16    0.20
     4th Quarter..................................  35 3/8    21 5/8     0.22
   Fiscal 1998
     1st Quarter.................................. $34 3/16  $27 1/4    $0.22
     2nd Quarter..................................  29 15/16  26 3/16    0.22
     3rd Quarter..................................  30 5/8    22 1/2     0.22
     4th Quarter..................................  27 1/8    22 3/4     0.23
   Fiscal 1999
     1st Quarter.................................. $24 15/16 $20 1/8    $0.23
     2nd Quarter..................................  24 7/8    20 1/2     0.26
     3rd Quarter through August 25................  24 1/16   21 7/8       --

      On August 25, 1999, the closing price of the Shares on the New York Stock Exchange was $23.625 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

             8. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

      The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital on behalf of its shareholders and is consistent with the Company's long-term goal of increasing shareholder value. The Company believes it has adequate sources of capital to complete the Share repurchase and pursue business opportunities. See Section 10 for a discussion of the sources of capital available to the Company for purposes of this Offer.

      Over time, the Company's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize more effectively its capital base and to attempt to maximize shareholder value, the Company's management and its Board of Directors believe that the purchase of Shares pursuant to the Offer is a positive action that is intended to accomplish the desired objective of increasing shareholder value.

      Other actions previously employed, including an open market purchase of Shares, increases in payment of cash dividends, and capital management leverage strategies, have enhanced shareholder value, but capital remains at high levels. The Offer is designed to restructure the Company's balance sheet in order to increase return on equity by reducing the amount of equity outstanding. Following the purchase of the Shares, the Company believes funds provided by earnings, combined with its other sources of liquidity, will be fully adequate to meet its funding needs for the foreseeable future. Upon completion of the Offer, the Company expects that the Company and its wholly-owned banking subsidiaries will continue to maintain the highest regulatory standard for capital, which is designated as "well capitalized" under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991.

      The Offer will enable shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price or prices (not less than $23.00 nor in excess of $26.00 per Share) at which they are willing to sell their Shares, and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer may also give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of the Offer. See Section 7. In addition, qualifying shareholders owning beneficially fewer than 100 Shares, whose Shares are purchased pursuant to the Offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

      Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to Section 1 of the Offer will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. As noted above, the Company, following completion of the Offer, will maintain the highest regulatory capital ranking. Consequently, the Company believes that shareholders will not be subject to materially greater risk as a result of the reduction of the capital base.

      Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from the Company's purchase of Shares and the Company's ability to issue additional equity securities in the future. In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction of the number of shareholders of record, the Company's costs for services to shareholders may be reduced. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any merger transaction for approximately the next two years.

      If fewer than 2,000,000 Shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in privately negotiated transactions or otherwise. In the future, the Company may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions.

      Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares, or placed in the Company's treasury, and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the New York Stock Exchange or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS.

                 9. CERTAIN INFORMATION CONCERNING THE COMPANY

General

      The Company was incorporated as a Pennsylvania business corporation on November 15, 1982 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company operates two chartered banks, First Commonwealth Bank and Southwest Bank. Personal financial planning and other financial services and insurance products are also provided through First Commonwealth Trust Company and First Commonwealth Insurance Agency. The Company also operates through Commonwealth Systems Corporation.

      First Commonwealth Bank ("FCB"), a subsidiary of the Company and a Pennsylvania-chartered banking corporation headquartered in Indiana, Pennsylvania, operates through divisions doing business under the following names: NBOC Bank, Deposit Bank, Cenwest Bank, First Bank of Leechburg, Peoples Bank, Central Bank, Peoples Bank of Western Pennsylvania, Unitas Bank and Reliable Bank.

      On December 31, 1998 the Company affiliated, as a result of a statutory merger, with Southwest National Corporation ("SNC") and its wholly-owned subsidiary, Southwest Bank ("Southwest"). SNC was a Pennsylvania-chartered bank holding company headquartered in Greensburg, Pennsylvania. Southwest Bank is a Pennsylvania-chartered, federally insured commercial bank also headquartered in Greensburg, Pennsylvania which traces its origin to 1900. Upon merger, SNC was combined with the Company and Southwest Bank became a wholly-owned subsidiary of the Company.

      FCB and Southwest ("Subsidiary Banks") conduct business through 96 community banking offices in the counties of Adams (1 office), Allegheny (6), Armstrong (3), Beaver (1), Bedford (4), Blair (8), Cambria (11), Centre (2), Clearfield (6), Elk (3), Franklin (2), Huntingdon (6), Indiana (9), Jefferson
(4), Lawrence (6), Somerset (5), Washington (1), and Westmoreland (18). The Subsidiary Banks engage in general banking business and offer a full range of financial services including such general retail banking services as demand, savings and time deposits; mortgage, consumer installment and commercial loans.

      Commonwealth Systems Corporation ("CSC"), a subsidiary of the Company, was incorporated as a Pennsylvania business corporation in 1984 by the Company to function as its data processing subsidiary and it has its principal place of business in Indiana, Pennsylvania. Before August 1984, it had operated as the data processing department of NBOC. CSC provides on-line general ledger accounting services and bookkeeping services for deposit and loan accounts to the Company, the Banking Subsidiaries and its other nonbank subsidiaries. CSC also acts as a centralized purchasing agent for the purchase of computer hardware and software products by the Company and subsidiaries as well as providing technical support for the installation and use of these products. It competes, principally with data processing subsidiaries of other, mostly larger, banks, on the basis of the price and quality of its services and the speed with which such services are delivered.

      First Commonwealth Trust Company ("FCTC"), a subsidiary of the Company, was incorporated on January 18, 1991 as a Pennsylvania chartered trust company to render general trust services. The trust departments of subsidiary banks were combined to form FCTC, and the corporate headquarters are located in Indiana, Pennsylvania. Upon the Company's merger with Southwest National, the trust department of Southwest Bank was also merged into FCTC. FCTC has eight branch offices in the service areas of the Subsidiary Banks and offers personal and corporate trust services, including administration of estates and trusts, individual and corporate investment management and custody services and employee benefit trust services.

      First Commonwealth Insurance Agency ("FCIA") was incorporated as a Pennsylvania business corporation with its principal place of business in Indiana, Pennsylvania. FCIA began operations in January 1998 as a wholly-owned subsidiary of FCB and provides a full range of insurance and annuity products to retail and commercial customers.

      On June 1, 1989 Commonwealth Trust Credit Life Insurance Company ("Commonwealth Trust") began operations. The Company owns 50% of the voting common stock of Commonwealth Trust. Commonwealth Trust provides reinsurance for credit life and credit accident and health insurance sold by the subsidiaries of the two unrelated holding company owners under a joint venture arrangement whereby the net income derived from such reinsurance inures proportionally to the benefit of the holding company selling the underlying insurance to its banks' customers.

      The Company and its subsidiaries employed approximately 1,500 persons (full-time equivalents) at July 31, 1999.

              Summary Historical Consolidated Financial Data and

            Summary Unaudited Pro Forma Consolidated Financial Data

      The following summary historical consolidated financial data for the years ended December 31, 1997 and 1998 has been derived from the audited consolidated financial statements of the Company. The following summary historical consolidated financial data for the six months ended June 30, 1998 and 1999 has been derived from the unaudited supplemental consolidated financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. All prior period amounts have been restated to reflect the pooling of interests transaction with Southwest National Corporation which closed on December 31, 1998. The data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated herein by reference. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as described in Section 17 of this Offer.

      The following summary unaudited pro forma consolidated financial data has been derived from the historical consolidated financial statements of the Company adjusted for certain costs and expenses to be incurred as a result of the purchase of Shares pursuant to the Offer. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data included herein. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the Offer been completed as of the dates indicated.

                   First Commonwealth Financial Corporation

                     Summary Historical Balance Sheet Data

                                        December 31,            June 30,
                                    --------------------- ---------------------
                                       1998       1997       1999       1998
                                    ---------- ---------- ---------- ----------
                                                  (in thousands)
Assets:
 Securities........................ $1,525,332 $1,015,798 $1,614,569 $1,336,532
 Net loans.........................  2,342,546  2,410,405  2,336,261  2,440,878
 Other assets......................    228,911    242,354    252,373    266,832
                                    ---------- ---------- ---------- ----------
  Total Assets..................... $4,096,789 $3,668,557 $4,203,203 $4,044,242
                                    ========== ========== ========== ==========
Liabilities:
 Total deposits.................... $2,931,131 $2,884,343 $2,965,133 $2,925,091
 Long-term debt....................    630,850    193,054    638,525    473,253
 Other liabilities.................    179,403    236,837    260,365    282,711
                                    ---------- ---------- ---------- ----------
  Total Liabilities................  3,741,384  3,314,234  3,864,023  3,681,055
                                    ---------- ---------- ---------- ----------
Shareholders' equity:
  Total Shareholders' Equity.......    355,405    354,323    339,180    363,187
                                    ---------- ---------- ---------- ----------
  Total Liabilities and
   Shareholders' Equity............ $4,096,789 $3,668,557 $4,203,203 $4,044,242
                                    ========== ========== ========== ==========

                    First Commonwealth Financial Corporation

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               December 31, 1998

                                                         Shares Purchased at
                                                        ----------------------
                                                          $23.00      $26.00
                                                        Per Share   Per Share
                                                        ----------  ----------
                                                           (in thousands)
Assets:
 Cash and due from banks (2) (3)....................... $   96,615  $   94,615
 Interest-bearing bank deposits........................      1,914       1,914
 Federal funds sold....................................      1,000       1,000
 Securities:
  Available for sale, at market........................  1,042,636   1,042,636
  Held to maturity, at cost............................    482,696     482,696
                                                        ----------  ----------
 Total securities......................................  1,525,332   1,525,332
 Net loans.............................................  2,342,546   2,342,546
 Property and equipment................................     41,929      41,929
 Other assets..........................................     87,453      87,453
                                                        ----------  ----------
  Total Assets......................................... $4,096,789  $4,094,789
                                                        ==========  ==========
Liabilities:
 Total deposits........................................ $2,931,131  $2,931,131
 Short-term borrowings.................................    140,547     140,547
 Other liabilities.....................................     38,856      38,856
 Long-term debt (2)(3).................................    676,850     680,850
                                                        ----------  ----------
  Total Liabilities....................................  3,787,384   3,791,384
                                                        ----------  ----------
Shareholders' equity:
 Preferred stock, $1.00 par value, 3,000,000 shares au-
  thorized, none issued................................          0           0
 Common stock $1.00 par value, 100,000,000 shares au-
  thorized, 31,262,706
  issued...............................................     31,263      31,263
 Additional paid in capital............................    100,240     100,240
 Retained earnings.....................................    235,623     235,623
 Accumulated other comprehensive income................      2,199       2,199
 Treasury stock (1) (2) (4)............................    (51,913)    (57,913)
 Unearned ESOP shares..................................     (8,007)     (8,007)
                                                        ----------  ----------
  Total Shareholders' Equity...........................    309,405     303,405
                                                        ----------  ----------
  Total Liabilities and Shareholders' Equity........... $4,096,789  $4,094,789
                                                        ==========  ==========

                    First Commonwealth Financial Corporation

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 June 30, 1999

                                                         Shares Purchased at
                                                        ----------------------
                                                          $23.00      $26.00
                                                        Per Share   Per Share
                                                        ----------  ----------
                                                           (in thousands)
Assets:
 Cash and due from banks (2) (3)....................... $   83,709  $   81,709
 Interest-bearing bank deposits........................        500         500
 Federal funds sold....................................          0           0
 Securities:
  Available for sale, at market........................  1,155,808   1,155,808
  Held to maturity, at cost............................    458,761     458,761
                                                        ----------  ----------
 Total securities......................................  1,614,569   1,614,569
 Net loans.............................................  2,336,261   2,336,261
 Property and equipment................................     40,839      40,839
 Other assets..........................................    127,325     127,325
                                                        ----------  ----------
  Total Assets......................................... $4,203,203  $4,201,203
                                                        ==========  ==========
Liabilities:
 Total deposits........................................ $2,965,133  $2,965,133
 Short-term borrowings.................................    223,831     223,831
 Other liabilities.....................................     36,534      36,534
 Long-term debt (2)(3).................................    684,525     688,525
                                                        ----------  ----------
  Total Liabilities....................................  3,910,023   3,914,023
                                                        ----------  ----------
Shareholders' Equity:
 Preferred stock, $1.00 par value, 3,000,000 shares au-
  thorized, none issued................................          0           0
 Common stock $1.00 par value, 100,000,000 shares au-
  thorized, 31,262,706 issued..........................     31,263      31,263
 Additional paid in capital............................     99,716      99,716
 Retained earnings.....................................    247,283     247,283
 Accumulated other comprehensive income................    (26,715)    (26,715)
 Treasury stock (1) (2) (4)............................    (51,213)    (57,213)
 Unearned ESOP shares..................................     (7,154)     (7,154)
                                                        ----------  ----------
  Total Shareholders' Equity...........................    293,180     287,180
                                                        ----------  ----------
  Total Liabilities and Shareholders' Equity........... $4,203,203  $4,201,203
                                                        ==========  ==========

                    First Commonwealth Financial Corporation

                    Summary Historical Income Statement Data

                                               Year Ended     Six Months Ended
                                              December 31,        June 30,
                                            ----------------- -----------------
                                              1998     1997     1999     1998
                                            -------- -------- -------- --------
                                              (in thousands, except per share
                                                           data)
Interest income............................ $283,421 $254,772 $145,437 $140,466
Interest expense...........................  148,282  124,427   73,729   73,224
                                            -------- -------- -------- --------
 Net interest income.......................  135,139  130,345   71,708   67,242
Provision for credit losses................   15,049   10,152    4,550    5,100
                                            -------- -------- -------- --------
 Net interest income after provision for
  credit losses............................  120,090  120,193   67,158   62,142
Noninterest income.........................   26,338   25,541   17,826   11,871
Noninterest expense........................  100,201   88,857   47,681   45,773
                                            -------- -------- -------- --------
 Income before income taxes and
  extraordinary item.......................   46,227   56,877   37,303   28,240
Applicable income taxes....................   12,229   17,338   10,472    7,764
                                            -------- -------- -------- --------
  Net income from continuing operations.... $ 33,998 $ 39,539 $ 26,831 $ 20,476
                                            ======== ======== ======== ========
Per common share before dilution
 Net income from continuing operations..... $   1.11 $   1.28 $   0.88 $   0.67
 Dividends................................. $   0.89 $   0.82 $   0.49 $   0.44

                    First Commonwealth Financial Corporation

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1998

                                                             Shares Purchased at
                                                             -------------------
                                                              $23.00    $26.00
                                                             Per Share Per Share
                                                             --------- ---------
                                                               (in thousands,
                                                              except per share
                                                                    data)
Interest income (2) (3)..................................... $283,421  $283,301
Interest expense (2)(3).....................................  152,537   152,907
                                                             --------  --------
 Net interest income........................................  130,884   130,394
Provision for credit losses.................................   15,049    15,049
                                                             --------  --------
 Net interest income after provision for credit losses......  115,835   115,345
Noninterest income..........................................   26,338    26,338
Noninterest expense.........................................  100,201   100,201
                                                             --------  --------
 Income before income taxes and extraordinary item..........   41,972    41,482
Applicable income taxes (2)(3)..............................   10,740    10,568
                                                             --------  --------
  Net income from continuing operations..................... $ 31,232  $ 30,914
                                                             ========  ========
Per common share before dilution
 Net income from continuing operations...................... $   1.09  $   1.08
 Dividends.................................................. $   0.89  $   0.89

                    First Commonwealth Financial Corporation

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                         Six Months Ended June 30, 1999

                                                             Shares Purchased at
                                                             -------------------
                                                              $23.00    $26.00
                                                             Per Share Per Share
                                                             --------- ---------
                                                               (in thousands,
                                                              except per share
                                                                    data)
Interest income (2) (3)..................................... $145,437  $145,377
Interest expense (2)(3).....................................   75,839    76,022
                                                             --------  --------
 Net interest income........................................   69,598    69,355
Provision for credit losses.................................    4,550     4,550
                                                             --------  --------
 Net interest income after provision for credit losses......   65,048    64,805
Noninterest income..........................................   17,826    17,826
Noninterest expense.........................................   47,681    47,681
                                                             --------  --------
 Income before income taxes and extraordinary item..........   35,193    34,950
Applicable income taxes (2)(3)..............................    9,733     9,649
                                                             --------  --------
 Net income from continuing operations...................... $ 25,460  $ 25,301
                                                             ========  ========
Per common share
 Net income from continuing operations...................... $   0.89  $   0.88
 Dividends.................................................. $   0.49  $   0.49

                    First Commonwealth Financial Corporation

                      Selected Historical Financial Ratios

                                             Year Ended     Six Months Ended
                                            December 31,        June 30,
                                            --------------  ------------------
                                             1998    1997     1999      1998
                                            ------  ------  --------  --------
Selected ratios:
Financial Performance:
 Return on average assets..................   0.85%   1.15%     1.29%     1.07%
 Return on average equity..................   9.13%  11.31%    14.95%    11.41%
Capital:
 Leverage Ratio............................   8.60%   9.60%     8.44%     8.80%
 Tier I Risk Based Capital.................  14.50%  14.50%    14.18%    14.55%
 Total Risk Based Capital..................  15.80%  15.60%    15.43%    15.66%
 Dividend per share as percentage of earn-
  ings per share...........................  81.65%  64.06%    55.68%    65.67%
 Shareholders' equity to total assets......   8.68%   9.66%     8.07%     8.98%
 Book value per share...................... $11.49  $11.45  $  10.95  $  11.74
Asset Quality:
 Allowance for credit losses as a percent
  of loans.................................   1.36%   1.06%     1.42%     1.09%
 Allowance for credit losses as a percent
  of nonperforming loans................... 126.58% 102.06%   149.94%   108.30%
 Nonperforming loans to total loans........   1.07%   1.04%     0.95%     1.01%

                    First Commonwealth Financial Corporation

                 Unaudited Selected Pro Forma Financial Ratios
                               December 31, 1998

                                                            Shares Purchased at
                                                            -------------------
                                                             $23.00    $26.00
                                                            Per Share Per Share
                                                            --------- ---------
Selected ratios:
Financial Performance:
 Return on average assets (2)(3)...........................    0.78%     0.77%
 Return on average equity (2)(3)...........................    9.58%     9.66%
Capital:
 Leverage Ratio (2)........................................    7.46%     7.31%
 Tier I Risk Based Capital.................................   12.58%    12.32%
 Total Risk Based Capital..................................   13.83%    13.57%
 Dividends per share as percentage of earnings per share
  (3)......................................................   83.18%    83.96%
 Shareholders' equity to total assets (2)..................    7.55%     7.41%
 Book value per share (1)(2)...............................  $10.69    $10.48

                    First Commonwealth Financial Corporation

                 Unaudited Selected Pro Forma Financial Ratios
                                 June 30, 1999

                                                            Shares Purchased at
                                                            -------------------
                                                             $23.00    $26.00
                                                            Per Share Per Share
                                                            --------- ---------
Selected ratios:
Financial Performance:
 Return on average assets (2)(3)...........................    1.23%     1.22%
 Return on average equity (2)(3)...........................   16.25%    16.46%
Capital:
 Leverage Ratio (2)........................................    7.35%     7.21%
 Tier I Risk Based Capital.................................   12.35%    12.11%
 Total Risk Based Capital..................................   13.60%    13.36%
 Dividends per share as percentage of earnings per share
  (3)......................................................   55.06%    55.68%
 Shareholders' equity to total assets (2)..................    6.98%     6.84%
 Book value per share (1)(2)...............................  $10.12     $9.91

                   First Commonwealth Financial Corporation

              Notes to Unaudited Pro Forma Financial Information

(1) The pro forma financial information reflects the repurchase of 2,000,000 Shares at $23.00 and $26.00 per share, as appropriate.

(2) The balance sheet data give effect to the purchase of shares as of the balance sheet date. The average balances and income statement data give effect to the purchase of shares as of the beginning of each period presented.

(3) The pro forma financial information assumes that the Company incurs the long-term indebtedness described in Section 10 to effect the purchase of the shares. The pro forma data assumes that the long-term indebtedness is issued in a principal amount of $50 million and at a rate of interest of 9.25%. While the Company currently believes this to be a reasonable assumption, there can be no assurance that the principal amount of such long-term indebtedness will not be less than $50 million, that the interest rate will not be different, or that the Company will incur such long-term indebtedness. The pro forma data also assumes a reduction of interest income for the interest-earning funds used in excess of the long-term indebtedness source at a rate of 6.00% and a statutory tax rate of 35%.

(4) No effect has been given to the $250,000 in costs estimated to be incurred in connection with the Offer. Such costs will be capitalized as part of the cost of the stock purchased.

                        10. SOURCE AND AMOUNT OF FUNDS

      Assuming that the Company purchases 2,000,000 Shares pursuant to the Offer at a price of $26.00 per Share, the total amount required by the Company to purchase such Shares will be $52 million, exclusive of fees and other expenses. The Company may fund such purchases from cash held by the Company and from dividends from its subsidiaries and/or through the proceeds from the sale of junior subordinated deferrable interest debentures (the "Debentures") to be issued to a newly formed, special purpose financing subsidiary (the "Trust"). The Trust would use the proceeds of a private offering of a series of its capital securities to purchase the Debentures. It is anticipated that the Debentures would be issued in an aggregate principal amount of up to approximately $50 million, have a maturity of approximately 30 years and bear interest at a fixed rate which would be determined based upon the market at the time of issuance. There can be no assurance that the principal amount of the Debentures will not be less than $50 million. The Debentures would be unsecured and rank junior in right of payment to all senior debt of the Company. The Debentures would contain events of default, mandatory and optional redemption provisions, covenants and restrictions on the Company's operations that are customary in such transactions.

      11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
                        ARRANGEMENTS CONCERNING SHARES

      As of August 18, 1999, the Company had issued and outstanding 30,991,646 Shares, and had reserved 897,756 Shares for issuance upon exercise of currently exercisable stock options. The 2,000,000 Shares that the Company is offering to purchase represent approximately 6.5% of the outstanding Shares. As of August 18, 1999, the Company's directors and executive officers as a group (29 persons) beneficially owned an aggregate of approximately 2,483,494 Shares (including 381,771 shares covered by currently exercisable options granted under the Company's Incentive Stock Option Plan) representing approximately 7.8% of the outstanding Shares, assuming the exercise of the options by such persons. As of July 31, 1999, the 401(k) Plan held 54,763 Shares, representing less than one per cent of the Shares outstanding and the ESOP held 1,184,603 Shares, representing approximately 3.7% of the Shares outstanding.

      Except as set forth in Schedule A, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

      Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has not been advised whether any executive officer or director intends to tender any Shares pursuant to the Offer or at what price such tenders, if any, would be made. The table below identifies each executive officer and director of the Company and sets forth the number of Shares owned (including Shares that could be acquired upon the exercise of currently exercisable stock options and Shares held under the ESOP and 401(k) Plan). Subject to the terms of the Offer, all or a portion of such Shares could be tendered. In addition, such executive officers and directors may acquire additional Shares prior to the Expiration Date as a result of participation in the Dividend Reinvestment Plan.

Directors                                  Shares Owned Stock Options   Total
---------                                  ------------ ------------- ---------
E.H. Brubaker............................      11,425        1,000       12,425
Sumner E. Brumbaugh......................     228,757        1,000      229,757
Ray T. Charley...........................      55,352        1,000       56,352
Edward T. Cote (2).......................     102,400        1,000      103,400
David S. Dahlmann........................       3,555       14,270       17,825
Thomas L. Delaney........................      14,982        1,000       15,982
Clayton C. Dovey, Jr. ...................      23,134        1,000       24,134
Ronald C. Geiser.........................      14,364        1,000       15,364
Johnston A. Glass........................      24,641       45,610       70,251
A.B. Hallstrom...........................       8,038        1,000        9,038
Thomas J. Hanford........................      24,129        1,000       25,129
H.H. Heilman, Jr., Esq...................      23,000        1,000       24,000
David F. Irvin...........................      64,015        1,000       65,015
David L. Johnson.........................      14,885        1,000       15,885
Robert F. Koslow.........................      29,271        1,000       30,271
Dale P. Latimer (2)......................     891,369        1,000      892,369
James W. Newill..........................     229,100        1,000      230,100
Joseph E. O'Dell (1).....................      41,757       75,019      116,776
Joseph W. Proske.........................      16,781        1,000       17,781
John A. Robertshaw, Jr...................      22,196        1,000       23,196
Laurie Stern Singer......................       2,500        1,000        3,500
David R. Tomb, Jr., Esq. (1)(2)(3).......     324,773       23,035      347,808
E. James Trimarchi (1)(2)(3).............     369,332       52,376      421,708
Robert C. Williams.......................      39,399       21,548       60,947

Officers
--------
John J. Dolan............................       7,157       21,493       28,650
William R. Jarrett.......................       5,376       24,917       30,293
Rosemary Krolick.........................       5,954       19,290       25,244
R. John Previte..........................       7,645       19,820       27,465
Gerard M. Thomchick (1)..................      33,382       46,393       79,775

Total Directors and Officers as Group (29
 persons)................................   2,101,723      381,771    2,483,494
                                            =========      =======    =========

--------
(1) Includes 23,836 shares held by Atlas Investment Company, of which Messers. O'Dell, Thomchick, Tomb and Trimarchi are each 25% owners and as to which they share voting and investment power.
(2) Includes 102,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania Corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messers. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The Shares were acquired by Berkshire when its shares of Dale National Bank (now part of First Commonwealth Bank) were converted into Shares of the Company as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these Shares.
(3) Includes 159,438 shares held by County Wide Real Estate, Inc. of which Messers. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

      Decisions as to whether to tender Shares held in the ESOP and 401(k) Plan will be made as described under "Section 3--Procedure for Tendering Shares."

      Except for outstanding options to purchase Shares granted to certain employees (including executive officers) of the Company, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

      Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business;
(g) any change in the Company's Certificate of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

              12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
                      REGISTRATION UNDER THE EXCHANGE ACT

      The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the New York Stock Exchange, the Company believes that following its purchase of Shares pursuant to the Offer, the Company's remaining Shares will continue to qualify to be listed on the New York Stock Exchange.

      The Shares are currently "margin securities" under the rules of The Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

      The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders.

                13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

      The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

                  14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      In General. The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of Shares pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Department of Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of such shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

      EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT SHAREHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPLICABLE TAX LAWS.

      Characterization of the Surrender of Shares Pursuant to the Offer. The surrender of Shares by a shareholder to the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under
Section 302 of the Code, the surrender of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

      If any of the above three tests is satisfied, and the surrender of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the Shares surrendered pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year.

      If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by the Company with respect to such shareholder's Shares in an amount equal to the cash received by the shareholder pursuant to the Offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the Shares, and then as gain from the sale or exchange of such Shares. If a shareholder is treated as having received a distribution by the Company with respect to his or her Shares, the shareholder's tax basis in his or her remaining Shares will generally be adjusted to take into account the shareholder's return of basis in the Shares surrendered.

      Constructive Ownership. In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the Shares that are actually owned by the shareholder, but also Shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code.

Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the shareholder has the right to acquire by exercise of an option or by conversion.

      Proration. Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

      Section 302 Tests. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares in the Company actually and constructively owned by the shareholder immediately following the surrender of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

      The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the Offer, or (ii) the shareholder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the Offer and, with respect to Shares constructively owned by the shareholder immediately after the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
Section 302(c) of the Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in
Section 302(c) of the Code.

      Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's surrender of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

      Corporate Shareholder Dividend Treatment. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Code, which disallows the 70% dividends received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced.

      In addition, amounts received by a corporate shareholder pursuant to the Offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. The "extraordinary dividend" rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the Offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

      Additional Tax Considerations. The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain" (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. Currently, the maximum such federal rate on net capital gain is 20%, while the maximum rate on ordinary income (including short-term capital gain) is 39.6%.

      Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any Shares to the Company pursuant to the Offer.

      ESOP and 401(k) Plan Holders. Shareholders who own Shares through the Company's ESOP and 401(k) Plan may suffer adverse tax consequences if they tender Shares in the Offer. Please read the enclosed materials directed to ESOP and 401(k) Plan holders carefully and consult your tax advisor before directing the ESOP or 401(k) Plan Trustee to tender any Shares to the Company on your behalf.

      Foreign Shareholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty, that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States or that the shareholder meets the "complete redemption, substantially disproportionate" or "not essentially equivalent to a dividend" tests described above. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

      Backup Withholding. See Section 3 with respect to the application of the United States federal income tax backup withholding.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED ABOVE.

            15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

      The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof, by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

      If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will
(a) increase or decrease the price it will pay for Shares or the amount of the Dealer Manager/Information Agent's soliciting fee or (b) increase (except for an increase not exceeding 2% of the outstanding shares) or decrease the number of Shares it seeks.

                             16. FEES AND EXPENSES

      Keefe, Bruyette & Woods, Inc. will act as Dealer Manager/Information Agent for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager/Information Agent, upon acceptance for and payment of Shares pursuant to the Offer, a total of $0.05 per Share purchased by the Company pursuant to the Offer. The Dealer Manager/Information Agent will also be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager/Information Agent may contact shareholders by mail, telephone, facsimile, telex, telegraph, or other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

      The Company has retained The Bank of New York as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

      The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the fee of the Dealer Manager/Information Agent). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

                          17. ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                               18. MISCELLANEOUS

      Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13e-4 which contains additional information with respect to the Offer. Such Schedule 13e-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 17 with respect to information concerning the Company.

      The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager/Information Agent or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          FIRST COMMONWEALTH FINANCIAL
                                           CORPORATION

August 31, 1999

                                  Schedule A

            Certain Transactions Involving Shares By The Company or
                      Its Executive Officers or Directors

      During the 40 business days prior to August 31, 1999, the only transactions effected in the Shares by the Company, its executive officers or directors were as follows:

                        Number
                       of Shares Acquisition
  Individual           Acquired     Price           Nature of Transaction
  ----------           --------- -----------        ---------------------
E.H. Brubaker........      87      $22.70    Dividend Reinvestment Plan Purchase
                          363      $23.94    Deferred Compensation Plan Purchase
                            3      $22.94    Deferred Compensation Plan Purchase
Ray T. Charley.......     601      $22.70    Dividend Reinvestment Plan Purchase
                          927      $23.43    Deferred Compensation Plan Purchase
David S. Dahlmann....      40      $22.70    Dividend Reinvestment Plan Purchase
Thomas L. Delaney....       1      $22.70    Dividend Reinvestment Plan Purchase
A.B. Hallstrom.......      32      $22.70    Dividend Reinvestment Plan Purchase
David L. Johnson.....     169      $22.70    Dividend Reinvestment Plan Purchase
Robert F. Koslow.....     217      $22.70    Dividend Reinvestment Plan Purchase
Dale P. Latimer......     256      $22.70    Dividend Reinvestment Plan Purchase
Joseph E. O'Dell.....      80      $22.70    Dividend Reinvestment Plan Purchase
Joseph W. Proske.....     158      $22.70    Dividend Reinvestment Plan Purchase
                          781      $23.94    Deferred Compensation Plan Purchase
                           22      $22.94    Deferred Compensation Plan Purchase
E. James Trimarchi...      15      $22.70    Dividend Reinvestment Plan Purchase
John J. Dolan........       8      $22.70    Dividend Reinvestment Plan Purchase
William R. Jarrett...      41      $22.70    Dividend Reinvestment Plan Purchase
Rosemary Krolick.....       8      $22.70    Dividend Reinvestment Plan Purchase
R. John Previte......      28      $22.70    Dividend Reinvestment Plan Purchase
Gerard M. Thomchick..      74      $22.70    Dividend Reinvestment Plan Purchase

      All transactions effected in the Company's stock during the 40 business days prior to August 31, 1999 were normal, recurring events within connection with the Company's Dividend Reinvestment Plan and Deferred Compensation Plan.

                      The Dealer Manager for the Offer is:

                         Keefe, Bruyette & Woods, Inc.
                             Two World Trade Center
                                   85th Floor
                               New York, NY 10048
                           Toll free: (800) 966-1559

                    The Information Agent for the Offer is:

                         Keefe, Bruyette & Woods, Inc.
                              211 Bradenton Avenue
                            Dublin, Ohio 43017-3541
                           Toll free: (877) 298-6520

      Any questions concerning the terms of the Offer, tender procedures or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent.

                              THE BANK OF NEW YORK

                              The Depositary Agent

      By Mail:                                    By Hand or Overnight
      Tender & Exchange Department                Courier:
      P.O. Box 11248                              Tender & Exchange Department
      Church Street Station                       101 Barclay Street
      New York, New York 10286-1248               Receive and Deliver Window

                                                  New York, New York 10286
                           By Facsimile Transmission
                        (For Eligible Institutions Only)
                                (2121) 815-6213

                           For Information Telephone:
                                 (800) 507-9357

                                August 31, 1999